Exhibit 23

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

First Essex Bancorp, Inc:

We consent to the incorporation by reference in the registration statements (Nos. 33-21292, 333-22183, 333-35057, and 333-101468) on Form S-8 of First Essex Bancorp, Inc. of our report dated January 16, 2003, with respect to the consolidated balance sheet of First Essex Bancorp, Inc. as of December 31, 2002, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2002 which report appears in the December 31, 2002, annual report on Form 10-K of First Essex Bancorp, Inc. Our report refers to the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 142 “Goodwill and Other Intangible Assets” and SFAS No. 147, “Acquisitions of Certain Financial Institutions.”

/s/ KPMG LLP

Boston, Massachusetts
March 17, 2003